EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CITIZENS FINANCIAL SERVICES, INC.,

FIRST CITIZENS COMMUNITY BANK

AND

THE FIRST NATIONAL BANK OF FREDERICKSBURG

DATED AS OF JUNE 30, 2015

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	1
1.1 Certain Definitions.	1

ARTICLE II THE MERGER	8
2.1 Merger.	8
2.2 Closing; Effective Time.	8
2.3 Articles of Incorporation and Bylaws.	9
2.4 Directors of the Surviving Institution.	9
2.5 Effects of the Merger.	9
2.6 Tax Consequences.	9
2.7 Possible Alternative Structures.	9
2.8 Absence of Control.	9

ARTICLE III CONVERSION OF SHARES	10
3.1 Conversion of FNB Common Stock; Merger Consideration.	10
3.2 Election Procedures.	11
3.3 Procedures for Exchange of FNB Common Stock.	13
3.4 Reservation of Shares.	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FNB	15
4.1 Standard.	15
4.2 Organization.	15
4.3 Capitalization.	16
4.4 Authority; No Violation.	16
4.5 Consents.	17
4.6 Financial Statements.	17
4.7 Taxes.	17
4.8 No Material Adverse Effect.	18
4.9 Material Contracts; Leases; Defaults.	18
4.10 Ownership of Property; Insurance Coverage.	19
4.11 Legal Proceedings.	20
4.12 Compliance with Applicable Law.	20
4.13 Employee Benefit Plans.	21
4.14 Brokers, Finders and Financial Advisors.	24
4.15 Environmental Matters.	24
4.16 Loan Portfolio.	25
4.17 Related Party Transactions.	25
4.18 Deposits.	26
4.19 Board Approval.	26
4.20 Risk Management Instruments.	26
4.21 Fairness Opinion.	26
4.22 Intellectual Property.	26
4.23 Duties as Fiduciary.	27
4.24 Employees; Labor Matters.	27
4.25 FNB Information Supplied.	27
4.26 Internal Controls.	27
4.27 Bank Owned Life Insurance.	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF CITIZENS	28
5.1 Standard.	28
5.2 Organization.	29
5.3 Capitalization.	29

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5.4 Authority; No Violation.	30
5.5 Consents.	31
5.6 Financial Statements.	31
5.7 Taxes.	31
5.8 No Material Adverse Effect.	32
5.9 Material Contracts; Leases; Defaults.	33
5.10 Ownership of Property; Insurance Coverage.	33
5.11 Legal Proceedings.	34
5.12 Compliance with Applicable Law.	34
5.13 Employee Benefit Plans.	35
5.14 Brokers, Finders and Financial Advisors.	37
5.15 Environmental Matters.	37
5.16 Loan Portfolio.	38
5.17 Related Party Transactions.	39
5.18 Board Approval.	39
5.19 Risk Management Instruments.	39
5.20 Intellectual Property.	39
5.21 Duties as Fiduciary.	40
5.22 Employees; Labor Matters.	40
5.23 Citizens Information Supplied.	40
5.24 Internal Controls.	40
5.25 Citizens Common Stock.	41
5.26 Available Funds	41
5.27 Securities Documents.	41

ARTICLE VI COVENANTS OF FNB	42
6.1 Conduct of Business.	42
6.2 Current Information.	45
6.3 Access to Properties and Records.	46
6.4 Financial and Other Statements.	46
6.5 Maintenance of Insurance.	47
6.6 Disclosure Supplements.	47
6.7 Consents and Approvals of Third Parties.	47
6.8 All Reasonable Efforts.	47
6.9 Failure to Fulfill Conditions.	48
6.10 No Solicitation.	48
6.11 FNB 401(k) Plan Termination.	48
6.12 Stockholder Litigation.	49
6.13 Vantiv Contract Termination.	49

ARTICLE VII COVENANTS OF CITIZENS	49
7.1 Conduct of Business.	49
7.2 Access to Properties and Records.	50
7.3 Financial and Other Statements.	50
7.4 Maintenance of Insurance.	51
7.5 Disclosure Supplements.	51
7.6 Consents and Approvals of Third Parties.	51
7.7 All Reasonable Efforts.	51
7.8 Failure to Fulfill Conditions.	51
7.9 Employee Matters.	52
7.10 Directors and Officers Indemnification and Insurance.	54
7.11 Reservation of Stock.	55
7.12 Communications to FNB Employees; Training.	55

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ARTICLE VIII REGULATORY AND OTHER MATTERS	55
8.1 Meeting of Stockholders.	55
8.2 Proxy Statement-Prospectus; Merger Registration Statement.	56
8.3 Regulatory Approvals.	56

ARTICLE IX CLOSING CONDITIONS	57
9.1 Conditions to Each Party’s Obligations Under this Agreement.	57
9.2 Conditions to the Obligations of Citizens under this Agreement.	57
9.3 Conditions to the Obligations of FNB under this Agreement.	58

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	59
10.1 Termination.	59
10.2 Effect of Termination.	61
10.3 Amendment, Extension and Waiver.	62

ARTICLE XI MISCELLANEOUS	63
11.1 Confidentiality.	63
11.2 Public Announcements.	63
11.3 Survival.	63
11.4 Notices.	63
11.5 Parties in Interest.	64
11.6 Complete Agreement.	64
11.7 Counterparts.	64
11.8 Severability.	64
11.9 Governing Law.	65
11.10 Interpretation.	65
11.11 Specific Performance.	65
11.12 Waiver of Trial by Jury.	65

Exhibit A – Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 30, 2015, is entered into by and among Citizens Financial Services, Inc., a Pennsylvania corporation (“Citizens”), First Citizens Community Bank, a Pennsylvania-chartered commercial bank (“First Citizens”), and The First National Bank of Fredericksburg, a national banking association (“FNB”).

Recitals

1. The Board of Directors of each of Citizens, First Citizens and FNB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2. As a condition to the willingness of Citizens and First Citizens to enter into this Agreement, all of the directors of FNB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Citizens and First Citizens (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of FNB Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

3. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

4. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Advisory Board” shall have the meaning set forth in Section 7.9.7.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.

“Agreement” shall mean this agreement, the exhibit and schedules hereto and any amendment hereto.

“Average Closing Price” shall have the meaning set forth in Section 10.1.9.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the PDOB, the FRB, the OCC and the FDIC, which regulates or has the statutory authority to regulate, Citizens, First Citizens and FNB and their respective subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anti-competitive matters.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.27.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Citizens” shall mean Citizens Financial Services, Inc., a Pennsylvania corporation with its principal offices located at 15 South Main Street, Mansfield, Pennsylvania 16993.

“Citizens Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Citizens Common Stock” shall mean the common stock, par value $1.00 per share, of Citizens.

“Citizens Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Citizens to FNB pursuant to this Agreement.

“Citizens Financial Statements” shall mean the (i) the audited consolidated balance sheets of Citizens as of December 31, 2014 and 2013 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Citizens for the years ended December 31, 2014, 2013 and 2012, as filed in Citizens’ Form 10-K for the year ended December 31, 2014, and (ii) the unaudited interim consolidated financial statements of Citizens as of the end of each calendar quarter following December 31, 2014, and for the periods then ended, as filed by Citizens in the Citizens SEC Reports.

“Citizens 401(k) Plan” shall mean the First Citizens Community Bank 401(k) Profit Sharing Plan.

“Citizens Loan Property” shall have the meaning set forth in Section 5.14.2.

“Citizens Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Citizens Ratio” shall have the meaning set forth in Section 10.1.9.

“Citizens Regulatory Reports” shall mean the Call Reports of First Citizens, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FRB with respect to each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by Citizens from December 31, 2014 through the Closing Date.

“Citizens SEC Reports” shall have the meaning set forth in Section 5.27.

“Citizens Stock” shall have the meaning set forth in Section 5.3.1.

“Citizens Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by Citizens, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of First Citizens.

“Certificate” shall mean a certificate or book entry evidencing shares of FNB Common Stock.

“Claim” shall have the meaning set forth in Section 7.10.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in the recitals.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of April 2, 2015 by and between Citizens and FNB.

“Continuing Employees” shall have the meaning set forth in Section 7.9.1.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Determination Date” shall have the meaning set forth in Section 10.1.9.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.5.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.5.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc., or such other bank or trust company or other agent as mutually agreed upon by Citizens and FNB, which shall act as agent for Citizens in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FNB” shall mean The First National Bank of Fredericksburg, a national banking association with its principal office located at 3016 South Pine Grove Street, Fredericksburg, Pennsylvania 17026.

“FNB Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FNB Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“FNB Common Stock” shall mean the common shares, par value $50 per share, of FNB.

“FNB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by FNB to Citizens pursuant to this Agreement.

“FNB Financial Statements” shall mean (i) the audited balance sheets of FNB as of December 31, 2014 and 2013 and the related statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of FNB for each of the years ended December 31, 2014 and 2013, and (ii) the unaudited interim financial statements of FNB as of the end of each calendar quarter following December 31, 2014, and for the periods then ended.

“FNB 401(k) Plan” shall mean The First National Bank of Fredericksburg 401(k) Retirement Plan or any successor thereto.

“FNB 401(k) Plan Termination Date” shall have the meaning set forth in Section 6.11.

“FNB Loan Property” shall have the meaning set forth in Section 4.15.2.

“FNB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 4.13.9.

“FNB Pension Plan” shall mean The First National Bank of Fredericksburg Defined Benefit Retirement Plan.

“FNB Regulatory Reports” shall mean the Call Reports of FNB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the OCC with respect to each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date.

“FNB Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“FNB Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“FNB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by FNB, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of FNB.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“Final Index Price” shall have the meaning set forth in Section 10.1.9.

“First Citizens” shall mean First Citizens Community Bank, a Pennsylvania-chartered commercial bank with its principal office located at 15 South Main Street, Mansfield, Pennsylvania 16933, which is a wholly owned subsidiary of Citizens.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Indemnified Parties” shall have the meaning set forth in Section 7.10.2.

“Index Group” shall have the meaning set forth in Section 10.1.9.

“Index Price” shall have the meaning set forth in Section 10.1.9.

“Index Ratio” shall have the meaning set forth in Section 10.1.9.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to Citizens or FNB, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of Citizens and the Citizens Subsidiaries, taken as a whole, or of FNB, respectively, or (2) materially impairs the ability of either FNB or Citizens to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect:  (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to FNB, on the one hand, or Citizens or any Citizens Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of FNB, on the one hand, or Citizens or any Citizens Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of Citizens or FNB, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10.1.

“Merger” shall mean the merger of FNB with and into First Citizens pursuant to the terms hereof.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the shares of Citizens Common Stock to be offered to holders of FNB Common Stock in connection with the Merger.

“NBA” shall mean the National Bank Act, as amended.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“OCC” shall mean the Office of the Comptroller of the Currency.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PDOB” shall mean the Pennsylvania Department of Banking and Securities.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Starting Date” shall have the meaning set forth in Section 10.1.9.

“Starting Price” shall have the meaning set forth in Section 10.1.9.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary(ies)” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Citizens or FNB, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.10.

“Surviving Institution” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean June 30, 2016.

“Termination Fee” shall have the meaning set forth in Section 10.2.2.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 Merger.

Subject to the terms and conditions of this Agreement, in accordance with the PBC and the NBA, at the Effective Time: (a) FNB shall merge with and into First Citizens, with First Citizens as the resulting or surviving institution (the “Surviving Institution”); and (b) the separate existence of FNB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FNB shall be vested in and assumed by First Citizens.  As part of the Merger, outstanding shares of FNB Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2 Closing; Effective Time.

The closing of the Merger (the “Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the PDOB, in accordance with the PBC, on the day of the Closing (the “Closing Date”).  The Merger shall be effective on the date and time specified in the articles of merger filed with the PDOB (the “Effective Time”).  A pre-closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman, PC, at 10:00 a.m. on the day prior to the Closing Date.

2.3 Articles of Incorporation and Bylaws.

The articles of incorporation (or equivalent governing document) and bylaws of First Citizens as in effect immediately prior to the Effective Time shall be the articles of incorporation (or equivalent governing document) and bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4 Directors of the Surviving Institution.

First Citizens shall invite one individual who is a director of FNB (as of the date hereof and as of the Effective Time) and who is designated by First Citizens, in consultation with FNB, to be appointed and elected to the Board of Directors of First Citizens.  If the invitation is accepted, First Citizens shall take all appropriate action, prior to the Closing Date, so that effective immediately after the Effective Time, this individual shall be appointed and elected to the Board of Directors of First Citizens.  This individual, together with the directors of First Citizens serving immediately prior to the Effective Time, shall be the directors of the Surviving Institution, in each case until their respective successors are duly elected or appointed and qualified.

2.5 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBC and the NBA.

2.6 Tax Consequences.

The parties hereto intend that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7 Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Citizens may revise the structure for effecting the Merger described in Section 2.1 including, without limitation, by substituting a wholly-owned depository institution subsidiary of Citizens or for First Citizens, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the Federal income tax consequences of the Merger to Citizens, First Citizens, FNB or to the holders of FNB Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of FNB Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX not to be capable of being fulfilled.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8 Absence of Control.

It is the intent of the parties hereto that, until the Effective Time, Citizens and First Citizens, by reason of this Agreement, shall not be deemed to control, directly or indirectly, FNB or to exercise, directly or indirectly, a controlling influence over the management or policies of FNB.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of FNB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Citizens, First Citizens, FNB or the holders of any of the shares of FNB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1 Each share of Citizens Common Stock and First Citizens Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2 All shares of FNB Common Stock held in the treasury of FNB and each share of FNB Common Stock owned by Citizens prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (the “Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3 Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $630.00 in cash (the “Cash Consideration”), or (ii) 12.6000 shares (the “Exchange Ratio”) of Citizens Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as (the “Merger Consideration”).

3.1.4 Except as set forth in Section 3.1.2 or 3.1.5, upon the Effective Time, outstanding shares of FNB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FNB on such shares of FNB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5 Each outstanding share of FNB Common Stock, the holder of which has perfected his right to dissent under the NBA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  FNB shall give Citizens immediate notice upon receipt by FNB of any such demands for payment of the fair value of such shares of FNB Common Stock and of withdrawals of such notice and any other related communications (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Citizens shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  FNB shall not, except with the prior written consent of Citizens, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.6 If any Dissenting Stockholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FNB Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.  If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of FNB Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.7 Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Citizens Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Citizens Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Citizens.  In lieu of the issuance of any such fractional share, Citizens shall pay to each former holder of FNB Common Stock who otherwise would be entitled to receive a fractional share of Citizens Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the volume weighted average closing price of a share of Citizens Common Stock for the thirty (30) trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of FNB Common Stock owned by a FNB Stockholder shall be combined so as to calculate the maximum number of whole shares of Citizens Common Stock issuable to such FNB Stockholder.

3.1.8 If Citizens changes (or the Citizens Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Citizens Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.  If FNB changes (or the FNB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FNB Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2 Election Procedures.

3.2.1 Holders of FNB Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of FNB Common Stock in accordance with the following procedures, provided, however, that, in the aggregate, 75% of the total number of shares of FNB Common Stock issued and outstanding at the Effective Time, excluding any Treasury Stock and any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of FNB Common Stock shall be converted into the Cash Consideration.  Shares of FNB Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as (the “Cash Election Shares”).  Shares of FNB Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as (the “Stock Election Shares”).  Shares of FNB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as (the “Non-Election Shares”).  The aggregate number of shares of FNB Common Stock with respect to which a Stock Election has been made is referred to herein as (the “Stock Election Number”).

3.2.2 An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as the parties shall mutually agree (the “Election Form”), shall be mailed not less than 20 business days prior to the anticipated Effective Time or on such earlier date as the parties shall mutually agree (the “Mailing Date”) to each holder of record of FNB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of FNB Common Stock held by such holder (a “Cash Election”) in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”) in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s FNB Common Stock and the Cash Consideration for the remaining part of such holder’s FNB Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Citizens Common Stock for such shares (a “Non-Election”).  A holder of record of shares of FNB Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of FNB Common Stock held by such Representative for a particular beneficial owner.  Any shares of FNB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3 To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Effective Time.  FNB shall make available up to two separate Election Forms, or such additional Election Forms as Citizens may permit, to all persons who become holders (or beneficial owners) of FNB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  FNB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  If a holder of FNB Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of FNB Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Citizens shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4 If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3 Procedures for Exchange of FNB Common Stock.

3.3.1 Citizens to Make Merger Consideration Available.  Prior to the Effective Time, Citizens shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FNB Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of Citizens Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of Citizens Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2 Exchange of Certificates.  Citizens shall take all steps necessary to cause the Exchange Agent, not later than five Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FNB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any.  The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled.  No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3 Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding FNB Common Stock shall have no rights, after the Effective Time, with respect to such FNB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  No dividends or other distributions declared after the Effective Time with respect to Citizens Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Citizens Common Stock represented by such Certificate.

3.3.4 Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5 Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of FNB of the FNB Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund.  At any time following the nine (9) month period after the Effective Time, Citizens shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Citizens (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither Citizens nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in good faith in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8 Withholding.  Citizens or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of FNB Common Stock such amounts as Citizens (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Citizens or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FNB Common Stock in respect of whom such deduction and withholding were made by Citizens or the Exchange Agent.

3.4 Reservation of Shares.

Citizens shall reserve for issuance a sufficient number of shares of the Citizens Common Stock for the purpose of issuing shares of Citizens Common Stock to the FNB stockholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FNB

FNB represents and warrants to Citizens as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the FNB Disclosure Schedule delivered by FNB to Citizens on the date hereof, provided, however, that disclosure in any section of such FNB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.  FNB has made a good faith, diligent effort to ensure that the disclosure on each schedule of the FNB Disclosure Schedule corresponds to the section referenced herein.

4.1 Standard.

Except as set forth in the following sentence, no representation or warranty of FNB contained in this Article IV shall be deemed untrue or incorrect, and FNB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and the first and second sentences of Section 4.2.1) and 4.3, which shall be true and correct in all material respects.

4.2 Organization.

4.2.1 FNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States.  FNB has full corporate power and authority to carry on its business as now conducted.  FNB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits in FNB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FNB when due.  FNB is a member in good standing of the FHLB and the FRB and owns the requisite amount of FHLB stock and FRB stock.

4.2.2 There are no FNB Subsidiaries.

4.2.3 The minute books of FNB accurately record all corporate actions of its stockholders and of its Board of Directors (including committees).

4.2.4 Prior to the date of this Agreement, FNB has made available to Citizens true and correct copies of the articles of incorporation or articles of association, as applicable, and bylaws or other governing documents of FNB.

4.3 Capitalization.

4.3.1 The authorized capital stock of FNB consists solely of 100,000 shares of FNB Common Stock.  As of the date hereof, there are (i) 36,841 shares of FNB Common Stock validly issued and outstanding, fully paid and non-assessable, and free of preemptive rights, and (ii) 1,213 shares of FNB Common Stock held by FNB as Treasury Stock.  FNB does not own, of record or beneficially, any shares of FNB Stock other than shares held as Treasury Stock or in a fiduciary capacity.  FNB does not have and is not bound by any Rights or other arrangements of any character relating to the purchase, sale, award, issuance or voting of, or right to receive dividends or other distributions on, any capital stock of FNB, or any other security of FNB or any securities representing the right to vote, purchase or otherwise receive any capital stock of FNB or any other security of FNB.

4.3.2 To FNB’s Knowledge, except as set disclosed in FNB Disclosure Schedule 4.3.2, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of FNB Common Stock.

4.3.3 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FNB’s stockholders may vote have been issued by FNB and are outstanding.

4.4 Authority; No Violation.

4.4.1 FNB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by FNB’s stockholders (the “FNB Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by FNB and the completion by FNB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of FNB.  This Agreement has been duly and validly executed and delivered by FNB, and subject to FNB Stockholder Approval and the receipt of the Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by Citizens and First Citizens, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2 Neither the execution and delivery of this Agreement by FNB, nor the consummation of the transactions contemplated hereby, nor compliance by FNB with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of FNB; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB or any of its properties or assets; or (iii) except as set forth in FNB Disclosure Schedule 4.4.2(iii), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FNB is a party, or by which it or any of its properties or assets may be bound or affected.

4.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the PDOB, and (d) the receipt of FNB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, except as set forth in FNB Disclosure Schedule 4.5, to the Knowledge of FNB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by FNB, the completion by FNB of the Merger and the performance by FNB of its obligations hereunder.  FNB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by FNB to result in a Material Adverse Effect on FNB or on Citizens and First Citizens, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of FNB, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6 Financial Statements.

4.6.1 The FNB Regulatory Reports heretofore filed with the OCC have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

4.6.2 FNB has previously made available to Citizens the FNB Financial Statements for the periods through March 31, 2015.  Such FNB Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the financial position, results of operations and cash flows of FNB as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

4.6.3 At the date of the most recent balance sheet included in the FNB Financial Statements or in the FNB Regulatory Reports, FNB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNB Financial Statements or in the FNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7 Taxes.

FNB is not a member of an affiliated group within the meaning of Section 1504(a) of the Code.  FNB has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by FNB prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  FNB has timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  FNB has declared on its Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The accrued but unpaid Taxes of FNB did not, as of the most recent FNB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent FNB balance sheet (rather than in any notes thereto).  FNB is subject to Tax audits in the ordinary course of business.  FNB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on FNB.  FNB has not been notified in writing by any jurisdiction that the jurisdiction believes that FNB was required to file any Tax Return in such jurisdiction that was not filed.  FNB (i) has not been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was FNB; or (ii) has not any liability for the Taxes of any Person (other than FNB) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against FNB for any alleged deficiency in any Tax due, and FNB has not been notified in writing of any proposed Tax claims or assessments against FNB.  FNB has duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  FNB has delivered to Citizens true and complete copies of all Tax Returns of FNB for taxable periods ending on or after December 31, 2011.  FNB is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b).  FNB has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.  FNB has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.8 No Material Adverse Effect.

Since December 31, 2014, to FNB’s Knowledge, no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on FNB.

4.9 Material Contracts; Leases; Defaults.

4.9.1 Except as set forth on FNB Disclosure Schedule 4.9.1, FNB is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of FNB; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of FNB; (iii) any agreement which by its terms limits or affects the payment of dividends by FNB; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNB is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FNB; (v) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates FNB for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by FNB.

4.9.2 Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed on FNB Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement listed in FNB Disclosure Schedule 4.9.2, to FNB’s Knowledge FNB is not in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Citizens on or before the date hereof, and are in full force and effect on the date hereof.  Except as set forth on FNB Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FNB or upon the occurrence of a subsequent event; (ii) requires FNB to provide a benefit in the form of FNB Common Stock or determined by reference to the value of FNB Common Stock; or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4 Since December 31, 2014, through and including the date of this Agreement, except as set forth on FNB Disclosure Schedule 4.9.4, FNB has not: (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by FNB), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of FNB Common Stock, or any right to acquire any shares of capital stock to any executive officer, director or employee of FNB; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of FNB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of FNB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10 Ownership of Property; Insurance Coverage.

4.10.1 FNB has good and, as to real property, marketable title to all assets and properties owned by FNB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet condition contained in the FNB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by FNB acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  FNB, as lessee, has the right under valid and existing leases of real and personal properties used by FNB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FNB Financial Statements.

4.10.2 With respect to all material agreements pursuant to which FNB has purchased securities subject to an agreement to resell, if any, FNB has a lien or security interest (which to FNB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 FNB currently maintains insurance considered by it to be reasonable for its operations.  FNB has not received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on FNB Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by FNB under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years FNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  FNB Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by FNB, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3.  FNB has made available to Citizens copies of all of the policies listed on FNB Disclosure Schedule 4.10.3.

4.11 Legal Proceedings.

Except as disclosed on FNB Disclosure Schedule 4.11, FNB is not a party to any, and there are no pending or, to FNB’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against FNB, (ii) to which FNB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of FNB to perform under this Agreement.

4.12 Compliance with Applicable Law.

Except as set forth on FNB Disclosure Schedule 4.12 and in Section 4.15:

4.12.1 To FNB’s Knowledge, FNB is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and FNB has not received any written notice to the contrary.

4.12.2 FNB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3 Since January 1, 2012, FNB has not received any written notification or any other communication from any Bank Regulator (i) asserting that FNB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require FNB, or indicating that FNB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of FNB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of FNB (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as (a “Regulatory Agreement”).  FNB has not consented to or entered into any Regulatory Agreement that is currently in effect.

4.13 Employee Benefit Plans.

4.13.1 FNB Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FNB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to FNB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of FNB are eligible to participate (collectively, the “FNB Benefit Plans”).  FNB has no written or oral commitment to create any additional FNB Benefit Plan or to materially modify, change or renew any existing FNB Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof.  FNB has made available to Citizens true and correct copies of each FNB Benefit Plan.

4.13.2 All FNB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on FNB Disclosure Schedule 4.13.2, each FNB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and FNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of FNB, there exists no fact which would adversely affect the qualification of any of the FNB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the FNB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).  FNB has not engaged in a transaction, or omitted to take any action with respect to any FNB Benefit Plan that would reasonably be expected to subject FNB to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 No FNB Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which FNB or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Except as set forth on FNB Disclosure Schedule 4.13.3, neither FNB nor any ERISA Affiliate has ever maintained or contributed to any FNB Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither FNB nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.13.4 All material contributions required to be made under the terms of any FNB Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on FNB’s consolidated financial statements to the extent required by GAAP and Section 412 of the Code.  FNB has expensed and accrued as a liability the present value of future benefits under each applicable FNB Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5 FNB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (the “COBRA”), and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to FNB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To FNB’s Knowledge, records with respect to FNB Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To FNB’s Knowledge, neither FNB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any FNB Benefit Plan has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No FNB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such FNB Benefit Plan is self-insured).

4.13.6 FNB has furnished or otherwise made available to Citizens true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written FNB Benefit Plan; (ii) a summary of each unwritten FNB Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each FNB Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each FNB Benefit Plan, including the total accrued and vested liabilities, all contributions made by FNB and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the FNB Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified FNB Benefit Plan (or, for a FNB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any FNB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7 Except as set forth on FNB Disclosure Schedule 4.13.7, FNB has no liability for retiree health, life or disability insurance, or any retiree death benefits under any FNB Benefit Plan other than any benefits required under COBRA or similar state laws.  There has been no communication to employees by FNB that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits.

4.13.8 Except as set forth on FNB Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance) becoming due to any director or any employee of FNB from FNB under any FNB Benefit Plan; (ii) increase any benefits otherwise payable under any FNB Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.  Except as set forth on FNB Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any FNB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by FNB that would not be deductible under Section 162(m) of the Code.

4.13.9 FNB Disclosure Schedule 4.13.9 identifies each FNB Benefit Plan that provides for the deferral of compensation and may be subject to Section 409A of the Code (“FNB Non-qualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each such FNB Non-qualified Deferred Compensation Plan as of March 31, 2015.  Each FNB Non-qualified Deferred Compensation Plan has been maintained and operated in compliance with Section 409A of the Code such that no penalties pursuant to Section 409A of the Code may be imposed on participants in such plans.

4.13.10 There is not, and has not been, any trust or fund maintained by or contributed to by FNB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of FNB, has been threatened or is anticipated, against any FNB Benefit Plan (other than routine claims for benefits and appeals of such claims), FNB or any director, officer or employee thereof, or any of the assets of any trust of any FNB Benefit Plan.

4.13.12 FNB Disclosure Schedule 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by FNB for the benefit of officers, employees or directors of FNB (the “FNB Benefits Schedule”), assuming their employment or service is terminated without cause as of December 31, 2015 and the Effective Time occurs on such date and based on other assumptions specified in such schedule.  No other individuals are entitled to benefits under any such plans.

4.14 Brokers, Finders and Financial Advisors.

FNB, and none of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Boenning & Scattergood, Inc. by FNB and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Boenning & Scattergood, Inc., setting forth the fee payable to Boenning & Scattergood, Inc. for its services rendered to FNB in connection with the Merger and transactions contemplated by this Agreement, is attached to FNB Disclosure Schedule 4.14.

4.15 Environmental Matters.

4.15.1 Except as set forth on FNB Disclosure Schedule 4.15, with respect to FNB:

(A) To the Knowledge of FNB, FNB and the FNB Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) FNB has not received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of FNB, no such action is threatened, before any court, governmental agency or other forum against FNB or any FNB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FNB;

(C) To the Knowledge of FNB, the properties currently owned or operated by FNB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) To the Knowledge of FNB, there are no underground storage tanks on, in or under any properties owned or operated by FNB, and no underground storage tanks have been closed or removed from any properties owned or operated by FNB except as in compliance with Environmental Laws; and

(E) During the period of (a) FNB’s ownership or operation of any of its current properties or (b) FNB’s participation in the management of any FNB Loan Property, to the Knowledge of FNB, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of FNB, prior to the period of (x) FNB’s ownership or operation of any of its current properties or (y) FNB’s participation in the management of any FNB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) FNB has not conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any FNB Loan Property.

4.15.2 For purposes of this Section 4.15, “FNB Loan Property” means any property in which FNB presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by FNB.

4.16 Loan Portfolio.

4.16.1 The allowances for loan losses reflected in the notes to FNB’s audited balance sheet at December 31, 2014 and 2013 were, and the allowance for loan losses shown in the notes to the unaudited financial statements for periods ending after December 31, 2014 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2 FNB Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than May 31, 2015), by account, of: (A) each borrower, customer or other party which has notified FNB during the past twelve (12) months of, or has asserted against FNB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FNB, each borrower, customer or other party which has given FNB any oral notification of, or orally asserted to or against FNB, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of May 31, 2015 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4)  where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by FNB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of FNB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FNB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of FNB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by FNB free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17 Related Party Transactions.

FNB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FNB, except as set forth on FNB Disclosure Schedule 4.17.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of FNB is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  FNB has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18 Deposits.

Except as disclosed on FNB Disclosure Schedule 4.18, none of the deposits of FNB as of March 31, 2015 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19 Board Approval.

The Board of Directors of FNB has determined that the Merger is in the best interests of FNB and its stockholders, approved this Agreement, the Merger, and the other transactions contemplated hereby, resolved to recommend approval of this Agreement to the holders of FNB Common Stock, and directed that this Agreement be submitted to the holders of FNB Common Stock for their approval.  The Board of Directors of FNB has taken all action so that Citizens and First Citizens will not be prohibited from entering into or consummating a business combination with FNB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

4.20 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FNB’s own account, or for the account of one or more of FNB’s Subsidiaries or their customers, in force and effect as of March 31, 2015, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FNB, with counterparties believed to be financially responsible at the time; and to the Knowledge of FNB each of them constitutes the valid and legally binding obligation of FNB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither FNB nor any other party thereto is in breach of any of its obligations under any such agreement or arrangement.

4.21 Fairness Opinion.

The Board of Directors of FNB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Boenning & Scattergood, Inc. to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of FNB pursuant to this Agreement is fair to such stockholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22 Intellectual Property.

FNB owns or, to FNB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, and FNB has not received any notice of breach or conflict with respect thereto that asserts the rights of others.  FNB has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.23 Duties as Fiduciary.

FNB has performed all of its duties in any line of business which requires it to act in a “fiduciary capacity” to any other Person in a fashion that complies with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  FNB has not received notice of any claim, allegation, or complaint from any Person that FNB failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in FNB’s Financial Statements.  For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude FNB’s capacity with respect to individual retirement accounts or the FNB Benefit Plans.

4.24 Employees; Labor Matters.

4.24.1 FNB Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of FNB as of May 31, 2015:  job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2 There are no labor or collective bargaining agreements to which FNB is a party.  There is no union organizing effort pending or, to the Knowledge of FNB, threatened against FNB.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FNB, threatened against FNB.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FNB, threatened against FNB (other than routine employee grievances that are not related to union employees).  FNB is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. FNB is not a party to, or bound by, any agreement for the leasing of employees.

4.24.3 To FNB’s Knowledge, all Persons who have been treated as independent contractors by FNB for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25 FNB Information Supplied.

The information relating to FNB to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26 Internal Controls.

4.26.1           The records, systems, controls, data and information of FNB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls.

4.26.2           FNB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of FNB (or, if there is no audit committee, to the full Board of Directors of FNB):  (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.26.3           Since December 31, 2014, (i) neither FNB nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of FNB, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FNB, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.27 Bank Owned Life Insurance.

FNB has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased.  FNB has taken all actions necessary to comply with applicable law and regulation in connection with its purchase and maintenance of BOLI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CITIZENS

Citizens represents and warrants to FNB as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as (i) set forth in the Citizens Disclosure Schedule delivered by Citizens to FNB on the date hereof or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Citizens prior to the date hereof and on or after the date on which Citizens filed with the SEC its annual report on Form 10-K for the year ended December 31, 2014; provided, however, that disclosure in any section of such Citizens Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement.  Citizens has made a good faith, diligent effort to ensure that the disclosure on each schedule of the Citizens Disclosure Schedule corresponds to the Section referenced herein.  References to the Knowledge of Citizens shall include the Knowledge of First Citizens.

5.1 Standard.

Except as set forth in the following sentence, no representation or warranty of Citizens contained in this Article V shall be deemed untrue or incorrect, and Citizens shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.  The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the second and third sentences of Section 5.2.3, Section 5.2.4, Section 5.2.5, and the first and second sentences of Sections 5.2.1 and 5.2.2) and 5.3, which shall be true and correct in all material respects.

5.2 Organization.

5.2.1 Citizens is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  Citizens has full corporate power and authority to carry on its business as now conducted.  Citizens is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 First Citizens is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  First Citizens has full corporate power and authority to carry on its business as now conducted.  First Citizens is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits in First Citizens are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  First Citizens is a member in good standing of the FHLB and the FRB and owns the requisite amount of FHLB stock and FRB stock.

5.2.3 Citizens Disclosure Schedule 5.2.3 sets forth each Citizens Subsidiary and its jurisdiction of incorporation or organization.  Each Citizens Subsidiary (other than First Citizens) is a corporation, limited liability company or other legal entity as set forth on Citizens Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Citizens Subsidiary (other than First Citizens) has full corporate power and authority to carry on its business as now conducted. Each Citizens Subsidiary (other than First Citizens) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4 The respective minute books of Citizens, First Citizens and each other Citizens subsidiary accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5 Prior to the date of this Agreement, Citizens has made available to FNB true and correct copies of the articles of incorporation, charter or certificate of incorporation, as applicable, and bylaws or other governing documents of Citizens and First Citizens and each other Citizens Subsidiary.

5.3 Capitalization.

5.3.1 The authorized capital stock of Citizens consists of (i)15,000,000 shares of Citizens Common Stock and (ii) 3,000,000 shares of preferred stock, $1.00 par value per share (the “Citizens Preferred Stock” and collectively with the Citizens Common Stock, the “Citizens Stock”).  As of the date hereof, there are (i) 3,028,676 shares of Citizens Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 306,560 shares of Citizens Common Stock held by Citizens in its treasury, (iii) no shares of Citizens Preferred Stock outstanding, and (iv) no shares of Citizens Common Stock reserved for issuance upon the exercise of outstanding stock options.  Citizens does not own, of record or beneficially, any shares of Citizens Stock, other than shares held as treasury stock or in a fiduciary capacity.  Neither Citizens nor any Citizens Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Citizens, or any other security of Citizens or any Citizens Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Citizens or any Citizens Subsidiary or any other security of Citizens or any Citizens Subsidiary, other than shares of Citizens Common Stock underlying the options granted pursuant to benefit plans maintained by Citizens.  All shares of Citizens Common Stock issuable pursuant to option plans maintained by Citizens are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2 Citizens owns all of the capital stock of each Citizens Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for the Citizens Subsidiaries and as set forth on Citizens Disclosure Schedule 5.3.2, Citizens does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Citizens or any Citizens Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of First Citizens, including stock in the FHLB.

5.3.3 To Citizens’ Knowledge, except as set on Citizens Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Citizens Common Stock.

5.3.4 No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Citizens’ shareholders may vote have been issued by Citizens and are outstanding.

5.4 Authority; No Violation.

5.4.1 Each of Citizens and First Citizens has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Citizens and First Citizens and the completion by Citizens and First Citizens of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of each of Citizens and First Citizens.  This Agreement has been duly and validly executed and delivered by each of Citizens and First Citizens, and subject to FNB Stockholder Approval and the receipt of the Regulatory Approval, and assuming due and valid execution and delivery of this Agreement by FNB, constitutes the valid and binding obligation of each of Citizens and First Citizens, enforceable against each of Citizens and First Citizens in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2 Neither the execution and delivery of this Agreement by Citizens or First Citizens nor the consummation of the transactions contemplated hereby, nor compliance by Citizens or First Citizens with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of Citizens or any Citizens Subsidiary; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Citizens or any Citizens Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Citizens or any Citizens Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Citizens or any Citizens Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the articles of merger with the PDOB, (d) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, and (e) the receipt of the FNB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Citizens, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Citizens and First Citizens, the completion by Citizens and First Citizens of the Merger and the performance by Citizens and First Citizens of its respective obligations hereunder.  Citizens has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Citizens to result in a Material Adverse Effect on Citizens and First Citizens, taken as a whole, or on FNB, or that (ii) any public body or authority having jurisdiction over the affairs of Citizens and First Citizens, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6 Financial Statements.

5.6.1 The Citizens Regulatory Reports heretofore filed with the PDOB and the FRB, as the case may be, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2 Citizens has previously made available to FNB the Citizens Financial Statements for the periods through March 31, 2015.  Such Citizens Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Citizens and the Citizens Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3 At the date of the most recent consolidated statement of financial condition included in the Citizens Financial Statements or in the Citizens Regulatory Reports, Citizens did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Citizens Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7 Taxes.

5.7.1 Citizens and the Citizens Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code.  Citizens, on behalf of itself and the Citizens Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Citizens and the Citizens Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed.  All such Tax Returns are true, correct, and complete in all material respects.  Citizens and the Citizens Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith.  Citizens and the Citizens Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws).  The accrued but unpaid Taxes of Citizens and the Citizens Subsidiaries did not, as of the most recent Citizens Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Citizens balance sheet (rather than in any notes thereto).  Citizens and the Citizens Subsidiaries are subject to Tax audits in the ordinary course of business.  Citizens’ management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Citizens.  Citizens and the Citizens Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Citizens or any of the Citizens Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed.  Neither Citizens nor any of the Citizens Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Citizens; or (ii) has any liability for the Taxes of any Person (other than Citizens or any of the Citizens Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled.  There are no written claims or assessments pending against Citizens or any Citizens Subsidiary for any alleged deficiency in any Tax, and neither Citizens nor any Citizens Subsidiary has been notified in writing of any proposed Tax claims or assessments against Citizens or any Citizens Subsidiary.  Citizens and the Citizens Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law.  Citizens and the Citizens Subsidiaries have delivered to FNB true and complete copies of all Tax Returns of Citizens and the Citizens Subsidiaries for taxable periods ending on or after December 31, 2010.  Neither Citizens nor any of the Citizens Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011-4(b).  Neither Citizens nor any of the Citizens Subsidiaries has distributed stock of another Person, nor has either had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.  Neither Citizens nor any of the Citizens Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.7.2 Neither Citizens nor any of the Citizens Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.8 No Material Adverse Effect.

Since December 31, 2014, to Citizens’ Knowledge, no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on Citizens.

5.9 Material Contracts; Leases; Defaults.

5.9.1 Except as set forth on Citizens Disclosure Schedule 5.9, neither Citizens nor First Citizens is a party or subject to any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Citizens or First Citizens.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement listed on Citizens Disclosure Schedule 5.9, to Citizens’ knowledge, neither Citizens or First Citizens is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time, the giving of notice or both, would constitute such a default.  Since December 31, 2014, through and including the date of this Agreement, except as set forth on Citizens Disclosure Schedule 5.9, neither Citizens or First Citizens has (i) made any material acquisition or disposition of assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ii) suffered any strike, work stoppage, slow down, or other labor disturbance.

5.10 Ownership of Property; Insurance Coverage.

5.10.1 Citizens and each Citizens Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Citizens or such Citizens Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Citizens Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an Citizens Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Citizens and the Citizens Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Citizens and the Citizens Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Citizens Financial Statements.

5.10.2 With respect to all material agreements pursuant to which Citizens or any Citizens Subsidiary has purchased securities subject to an agreement to resell, if any, Citizens or such Citizens Subsidiary, as the case may be, has a lien or security interest (which to Citizens’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3 Citizens and each Citizens Subsidiary currently maintain (and have continuously maintained during the past six (6) years) insurance considered by each of them to be reasonable for their respective operations.  Neither Citizens nor any Citizens Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as listed on Citizens Disclosure Schedule 5.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Citizens or any Citizens Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Citizens and each Citizens Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  Citizens Disclosure Schedule 5.10.3 identifies all policies of insurance maintained by Citizens and each Citizens Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.10.3.  Citizens has made available to FNB copies of all of the policies listed on Citizens Disclosure Schedule 5.10.3.

5.11 Legal Proceedings.

Except as disclosed on Citizens Disclosure Schedule 5.11, neither Citizens nor any Citizens Subsidiary is a party to any, and there are no pending or, to the Knowledge of Citizens, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Citizens or any Citizens Subsidiary, (ii) to which Citizens or any Citizens Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of Citizens or any Citizens Subsidiary to perform under this Agreement.

5.12 Compliance with Applicable Law.

Except as set forth on Citizens Disclosure Schedule 5.12:

5.12.1 To Citizens’ Knowledge, Citizens and each Citizens Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Citizens nor any Citizens Subsidiary has received any written notice to the contrary.

5.12.2 Citizens and each Citizens Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Citizens, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.3 Since January 1, 2012, neither Citizens nor any Citizens Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Citizens or any Citizens Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Citizens or any Citizens Subsidiary, or indicating that Citizens or any Citizens Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Citizens or any Citizens Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Citizens or any Citizens Subsidiary.  Neither Citizens nor any Citizens Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.  The most recent regulatory rating given to First Citizens as to compliance with the CRA is “Satisfactory” or better.

5.13 Employee Benefit Plans.

5.13.1 Citizens Disclosure Schedule 5.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Citizens, any Citizens Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Citizens and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Citizens are eligible to participate (collectively, the “Citizens Benefit Plans”).  Citizens has no written or oral commitment to materially modify, change or revise any existing Citizens Benefit Plan, except as required to maintain the qualified status thereof.  Citizens has made available to FNB true and correct copies of each Citizens Benefit Plan.

5.13.2 All Citizens Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws.  Except as set forth on Citizens Disclosure Schedule 5.13.2, each Citizens Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either: (i) received a favorable determination letter from the IRS (and Citizens is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor.  To the Knowledge of Citizens, there exists no fact which would adversely affect the qualification of any of the Citizens Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Citizens Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).  Neither Citizens nor any Citizens Subsidiary has engaged in a transaction, or omitted to take any action with respect to any Citizens Benefit Plan that would reasonably be expected to subject Citizens or any Citizens Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.13.3 No Citizens Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which FNB or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Except as set forth on Citizens Disclosure Schedule 5.13.3, neither Citizens nor any ERISA Affiliate has ever maintained or contributed to any Citizens Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither Citizens nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.13.4 All material contributions required to be made under the terms of any Citizens Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Citizens’ consolidated financial statements to the extent required by GAAP and Section 412 of the Code.  Citizens and each Citizens Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Citizens Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.13.5 Citizens has complied in all material respects with the notice and continuation requirements of COBRA, and the regulations thereunder.  All reports, statements, returns and other information required to be furnished or filed with respect to Citizens Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete.  To Citizens’ Knowledge, records with respect to Citizens Benefit Plans have been maintained in compliance with Section 107 of ERISA.  To Citizens’ Knowledge, neither Citizens nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Citizens Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.  No Citizens Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Citizens Benefit Plan is self-insured).

5.13.6 Citizens has furnished or otherwise made available to FNB true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written Citizens Benefit Plan; (ii) a summary of each unwritten Citizens Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Citizens Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each Citizens Benefit Plan, including the total accrued and vested liabilities, all contributions made by Citizens and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Citizens Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified Citizens Benefit Plan (or, for a Citizens Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Citizens Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

5.13.7 Except as set forth on Citizens Disclosure Schedule 5.13.7, Citizens has no liability for retiree health, life or disability insurance, or any retiree death benefits under any Citizens Benefit Plan other than any benefits required under COBRA or similar state laws.  There has been no communication to employees by Citizens that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits.

5.13.8 No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Citizens, has been threatened or is anticipated, against any Citizens Benefit Plan (other than routine claims for benefits and appeals of such claims), Citizens or any Citizens Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Citizens Benefit Plan.

5.14 Brokers, Finders and Financial Advisors.

Neither Citizens nor any Citizens Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O’Neill & Partners, L.P. by Citizens and the fee payable pursuant thereto.

5.15 Environmental Matters.

5.15.1 Except as set forth on Citizens Disclosure Schedule 5.15, with respect to Citizens and each Citizens Subsidiary:

(A) To the Knowledge of Citizens, each of Citizens and the Citizens Subsidiaries, and the Citizens Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;

(B) Neither Citizens nor any Citizens Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Citizens, no such action is threatened, before any court, governmental agency or other forum against them or any Citizens Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Citizens, or any of the Citizens Subsidiaries;

(C) To the Knowledge of Citizens, the properties currently owned or operated by Citizens or any Citizens Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D) To the Knowledge of Citizens, there are no underground storage tanks on, in or under any properties owned or operated by Citizens or any of the Citizens Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Citizens or any of the Citizens Subsidiaries except as in compliance with Environmental Laws; and

(E) During the period of (a) Citizens’ or any of the Citizens Subsidiaries’ ownership or operation of any of their respective current properties or (b) Citizens’ or any of the Citizens Subsidiaries’ participation in the management of any Citizens Loan Property, to the Knowledge of Citizens, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.  To the Knowledge of Citizens, prior to the period of (x) Citizens’ or any of the Citizens Subsidiaries’ ownership or operation of any of their respective current properties or (y) Citizens’ or any of the Citizens Subsidiaries’ participation in the management of any Citizens Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F) Neither Citizens nor any other Citizens Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the Citizens Subsidiaries, or with respect to any Citizens Loan Property.

5.15.2 For purposes of this Section 5.15, “Citizens Loan Property” means any property in which Citizens or an Citizens Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by Citizens or an Citizens Subsidiary.

5.16 Loan Portfolio.

5.16.1 The allowances for loan losses reflected in the notes to Citizens’ audited consolidated statements of financial condition at December 31, 2014 and 2013 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2014 were, or will be, adequate, as of the dates thereof, under GAAP.

5.16.2 Citizens Disclosure Schedule 5.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than May 31, 2015), by account, of: (A) each borrower, customer or other party which has notified Citizens during the past twelve (12) months of, or has asserted against Citizens or First Citizens, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Citizens, each borrower, customer or other party which has given Citizens or Community oral notification of, or orally asserted to or against Citizens or Community, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of May 31, 2015 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Citizens or First Citizens as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.3 All loans receivable (including discounts) and accrued interest entered on the books of Citizens and First Citizens arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Citizens’ and First Citizens’ respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of Citizens and First Citizens are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Citizens or First Citizens free and clear of any liens.

5.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.17 Related Party Transactions.

Neither Citizens nor any Citizens Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Citizens or any Citizens Subsidiary, except as set forth on Citizens Disclosure Schedule 5.17.  Except as described on Citizens Disclosure Schedule 5.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of Citizens or any Citizens Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Citizens nor any Citizens Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.18 Board Approval.

The Boards of Directors of Citizens and First Citizens have determined that the Merger is in the best interests of Citizens and First Citizens and their respective stockholders, approved this Agreement, the Merger, and the other transactions contemplated hereby.  The Boards of Directors of Citizens and First Citizens have taken all action so that Citizens and First Citizens will not be prohibited from entering into or consummating a business combination with FNB as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

5.19 Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Citizens’ own account, or for the account of one or more of Citizens’ Subsidiaries or their customers, in force and effect as of March 31, 2015, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Citizens, with counterparties believed to be financially responsible at the time; and to Citizens’ and each Citizens Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Citizens or such Citizens Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Citizens nor any Citizens Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.20 Intellectual Property.

Citizens or First Citizens, as the case may be, owns or, to Citizens’ Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, and Citizens has not received any notice of breach or conflict with respect thereto that asserts the rights of others.  Citizens has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.21 Duties as Fiduciary.

First Citizens has performed all of its duties in any line of business which requires it to act in a “fiduciary capacity” to any other Person in a fashion that complies with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time.  First Citizens has not received notice of any claim, allegation, or complaint from any Person that First Citizens failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Citizens’ Financial Statements.  For purposes of this Section 5.20 the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude First Citizens’ capacity with respect to individual retirement accounts or the Citizens Benefit Plans.

5.22 Employees; Labor Matters.

5.22.1 There are no labor or collective bargaining agreements to which Citizens or any Citizens Subsidiary is a party.  There is no union organizing effort pending or, to the Knowledge of Citizens, threatened against Citizens or any Citizens Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Citizens, threatened against Citizens or any Citizens Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Citizens, threatened against Citizens or any Citizens Subsidiary (other than routine employee grievances that are not related to union employees).  Citizens and each Citizens Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.  Neither Citizens nor any Citizens Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.22.2 To Citizens’ Knowledge, all Persons who have been treated as independent contractors by Citizens or any Citizens Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.23 Citizens Information Supplied.

The information relating to Citizens and any Citizens Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24 Internal Controls.

5.24.1 The records, systems, controls, data and information of Citizens and the Citizens Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Citizens or the Citizens Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  Citizens and the Citizens Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Citizens has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the Citizens Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.24.2 Citizens has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Board of Directors of Citizens; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.24.3 Since December 31, 2014, (i) neither Citizens nor any of the Citizens Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Citizens or any of the Citizens Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Citizens or any of the Citizens Subsidiaries, whether or not employed by it or any of the Citizens Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Citizens or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.25 Citizens Common Stock.

The shares of Citizens Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.26 Available Funds

Immediately prior to the Effective Time, Citizens will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.3.

5.27 Securities Documents.

Citizens has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Citizens SEC Reports”) required to be filed by it with the SEC since January 1, 2012.  As of their respective dates, the Citizens SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects.  As of their respective dates and as of the date any information from the Citizens SEC Reports has been incorporated by reference, the Citizens SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading.  Citizens has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Citizens SEC Reports.

ARTICLE VI

COVENANTS OF FNB

6.1 Conduct of Business.

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Citizens, which consent will not be unreasonably withheld, conditioned or delayed, FNB will: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2 Negative Covenants.  FNB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Citizens in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not:

(A) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B) change or waive any provision of its articles of incorporation (or equivalent governing document) or bylaws, except as required by law;

(C) issue any shares of FNB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FNB, may continue to declare and pay regular annual cash dividends of no more than $1.00 per share with payment and record dates consistent with past practice (provided that the declaration of the last annual dividend by FNB prior to the Effective Time and the payment thereof shall be coordinated with Citizens so that holders of FNB Common Stock do not receive dividends on both FNB Common Stock and Citizens Common Stock received in the Merger in respect of the same period or fail to receive a dividend on at least one of the FNB Common Stock or Citizens Common Stock received in the Merger in respect of the same period);

(D) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $25,000, except as contemplated by this Agreement;

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on FNB Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to this Agreement; (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice; or (iii) as otherwise contemplated by this Agreement.  FNB shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $40,000; provided, however, that FNB may hire at-will, non-officer employees at an annual compensation rate not to exceed $30,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that FNB shall not hire any new employee without first seeking to fill any position internally;

(G) enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

(H) merge or consolidate FNB with any other Person; sell or lease all or any substantial portion of the assets or business of FNB; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FNB and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by FNB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I) except for transactions with the FHLB, subject any asset of FNB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating FNB;

(K) waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which FNB is a party other than in the ordinary course of business consistent with past practice;

(L) increase its investment securities portfolio above the amount set forth in its fiscal year 2015 budget provided to Citizens;

(M) subject to subsection (L), purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, and (ii) having a duration of not more than three (3) years;

(N) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on FNB Disclosure Schedule 6.1.2(N), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $1.0 million or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $1.0 million;

(O) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P) enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(R) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(S) except for the execution of this Agreement, and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any FNB Benefit Plan;

(T) make any capital expenditures in excess of $15,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and as set forth on FNB Disclosure Schedule 6.1.2(T).

(U) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(V) except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Citizens has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Citizens;

(W) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by FNB of more than $35,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(X) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Y) except as set forth in FNB Disclosure Schedule 6.1.2(Y), foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to Citizens thereof prior to final sale;

(Z) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Citizens and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Citizens (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Citizens (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(CC) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2 Current Information.

6.2.1 During the period from the date of this Agreement to the Effective Time, FNB will cause one or more of its representatives to confer with representatives of Citizens to inform Citizens regarding FNB’s operations at such times as Citizens may reasonably request.  FNB will promptly notify Citizens of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FNB.  Without limiting the foregoing, senior officers of Citizens and FNB shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of FNB, and FNB shall give due consideration to Citizens’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Citizens nor First Citizens shall under any circumstance be permitted to exercise control of FNB prior to the Effective Time.

6.2.2 FNB and Citizens shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of FNB to those used by Citizens, which planning shall include, but not be limited to, discussion of the possible termination by FNB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FNB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FNB shall not be obligated to take any such action prior to the Effective Time and, unless FNB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time.  Citizens and First Citizens shall indemnify FNB for any reasonable out-of-pocket fees, expenses, or charges that FNB may incur as a result of taking, at the request of Citizens or any Citizens Subsidiary, any action to facilitate the conversion.

6.2.3 FNB shall provide Citizens, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans thirty (30) days or more past due as to principal and interest as of the end of such month and (v) and impaired loans.  On a monthly basis, FNB shall provide Citizens with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.  FNB will promptly prepare and provide Citizens with the minutes of all FNB officer and director loan committee meetings.

6.2.4 FNB shall promptly inform Citizens, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FNB under any labor or employment law.

6.3 Access to Properties and Records.

Subject to Section 11.1, FNB shall permit Citizens access upon reasonable notice and at reasonable times to its properties, and shall disclose and make available to Citizens during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that FNB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Citizens may have a reasonable interest; provided, however, that FNB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FNB’s reasonable judgment, would interfere with the normal conduct of FNB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.  FNB shall provide and shall request its auditors to provide Citizens with such historical financial information regarding it (and related audit reports and consents) as Citizens may reasonably request for Securities Law disclosure purposes.  Citizens shall use commercially reasonable efforts to minimize any interference with FNB’s regular business operations during any such access to FNB’s property, books and records.  FNB shall permit Citizens, at Citizens’ expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by FNB and (ii) cause an appraisal to be performed in respect of any real property owned by FNB.

6.4 Financial and Other Statements.

6.4.1 Promptly upon receipt thereof, FNB will furnish to Citizens copies of each annual, interim or special audit of the financial statements of FNB made by its independent certified public accountants and copies of all internal control reports submitted to FNB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of FNB made by such accountants.

6.4.2 As soon as reasonably available, but in no event later than the date such documents are filed with the OCC or FRB, FNB will deliver to Citizens the FNB Regulatory Report filed by FNB.  Within twenty-five (25) days after the end of each month, FNB will deliver to Citizens a balance sheet and a statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3 FNB will advise Citizens promptly upon receipt of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of FNB.

6.4.4 With reasonable promptness, FNB will furnish to Citizens such additional financial data that FNB possesses and as Citizens may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5 Maintenance of Insurance.

FNB shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by FNB as of the date of this Agreement and set forth on FNB Disclosure Schedule 4.10.3.  FNB will promptly inform Citizens if FNB receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6 Disclosure Supplements.

From time to time prior to the Effective Time, FNB will promptly supplement or amend the FNB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FNB Disclosure Schedule or which is necessary to correct any information in such FNB Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such FNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7 Consents and Approvals of Third Parties.

FNB shall use its commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8 All Reasonable Efforts.

Subject to the terms and conditions herein provided, FNB agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9 Failure to Fulfill Conditions.

If FNB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Citizens.

6.10 No Solicitation.

From and after the date hereof until the termination of this Agreement, FNB shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by FNB), directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of FNB from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the FNB Stockholders Meeting has occurred, furnishing information to, or engaging in discussions or negotiations with, any Person that makes an Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of FNB determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to FNB’s stockholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by FNB and did not otherwise result from a breach of this Section 6.10 by FNB (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit FNB from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders that the Board of Directors of FNB determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to FNB’s stockholders under applicable law, subject to compliance with the requirements of this Section 6.10.  FNB shall promptly, but in no event later than two (2) calendar days, notify Citizens of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FNB or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. In addition, prior to furnishing any information to, or engaging in discussions or negotiations with, any such Person, FNB shall receive from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.  For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FNB: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FNB in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FNB or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11 FNB 401(k) Plan Termination.

The FNB 401(k) Plan shall be terminated immediately prior to the Effective Time (the “FNB 401(k) Plan Termination Date”).  As soon as practicable, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the FNB 401(k) Plan’s qualified status.  As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the FNB 401(k) Plan upon termination, the account balances in the FNB 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct.  FNB shall adopt the necessary amendments and board resolutions to effect the provisions of this Section 6.11.

6.12 Stockholder Litigation.

FNB shall promptly notify Citizens of any stockholder litigation against FNB and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give Citizens the opportunity to participate at its own expense in the defense or settlement of any such litigation.  No such settlement shall be agreed to without Citizens’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13 Vantiv Contract Termination.

FNB shall terminate the Vantiv contract to which it is a party immediately prior to the Closing Date, unless Citizens directs otherwise in writing.

ARTICLE VII

COVENANTS OF CITIZENS

7.1 Conduct of Business.

7.1.1 Covenants of Citizens.

(A) During the period from the date of this Agreement to the Effective Time, except with the written consent of FNB, which consent will not be unreasonably withheld, conditioned or delayed, Citizens will, and it will cause each Citizens Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i)  change or waive any provision of its articles of incorporation (or charter in the case of First Citizens) or bylaws in any way adverse to the rights of FNB shareholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement;  (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B) Prior to the Effective Time, Citizens shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C) Citizens agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by FNB in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Citizens Subsidiaries not to issue any shares of Citizens Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, except that Citizens may issue shares of Citizens Common Stock (i) upon the valid exercise of presently outstanding options to acquire Citizens Common Stock and options that may be granted, (ii) to fund dividend reinvestment, (iii) to fund purchases under its employee stock purchase plan, and (iv) to grant restricted stock awards.

(D) Citizens will promptly notify FNB of any material change in the ordinary course of its business or in the operations of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating the same may be contemplated), or the institution or the threat of material litigation involving Citizens or First Citizens.

(E) Citizens shall provide FNB, upon request and within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans thirty (30) days or more past due as to principal and interest as of the end of such month and (v) and impaired loans.

7.2 Access to Properties and Records.

Subject to Section 11.1, Citizens shall permit FNB access upon reasonable notice and at reasonable times to its properties and those of the Citizens Subsidiaries, and shall disclose and make available to FNB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Citizens reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FNB may have a reasonable interest; provided, however, that Citizens shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Citizens’ reasonable judgment, would interfere with the normal conduct of Citizens’ business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.

7.3 Financial and Other Statements.

7.3.1 Promptly upon receipt thereof, Citizens will furnish to FNB copies of each annual, interim or special audit of the financial statements of Citizens and the Citizens Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Citizens by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of Citizens and the Citizens Subsidiaries made by such accountants.

7.3.2 As soon as reasonably available, but in no event later than the date such documents are filed with the PDOB, FDIC or FRB, Citizens will deliver to FNB the Citizens Regulatory Report filed by Citizens or First Citizens.  Within twenty-five (25) days after the end of each month, Citizens will deliver to FNB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.3.3 Citizens will advise FNB promptly upon receipt of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Citizens or First Citizens.

7.3.4 With reasonable promptness, Citizens will furnish to FNB such additional financial data that Citizens possesses and as FNB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

7.4 Maintenance of Insurance.

Citizens shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Citizens as of the date of this Agreement and set forth on Citizens Disclosure Schedule 5.10.3.  Citizens will promptly inform FNB if Citizens receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

7.5 Disclosure Supplements.

From time to time prior to the Effective Time, Citizens will promptly supplement or amend the Citizens Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Citizens Disclosure Schedule or which is necessary to correct any information in such Citizens Disclosure Schedule which has been rendered materially inaccurate thereby.  No supplement or amendment to such Citizens Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.6 Consents and Approvals of Third Parties.

Citizens shall use its commercially reasonable efforts, and shall cause each Citizens Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.7 All Reasonable Efforts.

Subject to the terms and conditions herein provided, Citizens agrees to use and agrees to cause each Citizens Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.8 Failure to Fulfill Conditions.

If Citizens determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNB.

7.9 Employee Matters.

7.9.1 Except as otherwise provided in this Agreement, Citizens will review all the FNB Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time.  If reasonably requested by Citizens in writing not later than ten (10) days before the Closing Date and provided that Citizens has indicated in writing that the conditions to its obligations set forth in Section 9.2 hereof have been satisfied or waived, FNB shall take such steps within its power to effectuate or initiate a freeze or termination of any FNB Benefit Plan as of the Effective Time.  In the event that any FNB Benefit Plan is frozen or terminated by Citizens, or request to be frozen or terminated by Citizens, Citizens will use best efforts so that the former employees of FNB who become employees of Citizens or First Citizens after the Effective Time (the “Continuing Employees”) will become eligible to participate in any Citizens Benefit Plan of similar character available to new employees of Citizens or First Citizens, to extent one exists (other than that the First Citizens Community Bank Account Balance Pension Plan, as amended and restated, and other than any Citizens or Citizens Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement).  Continuing Employees who become participants in a Citizens Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of FNB prior to the Effective Time.  This Agreement shall not be construed to limit the ability of Citizens or First Citizens from and after the Effective Time to terminate the employment of any employee of FNB or to review any FNB Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Citizens hereunder or by operation of law, Citizens or any Citizens Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of FNB as of the Effective Time.

7.9.2 Citizens shall honor the terms of the employment and change in control severance agreements listed on FNB Disclosure Schedule 4.13.1 unless superseded by an agreement entered into with Citizens or any Citizens Subsidiary.  The estimated amounts payable under such employment and change in control severance agreements are provided in the Benefits Schedule.

7.9.3 Citizens agrees to cause Citizens or FNB to provide severance pay, as set forth below, to any current employee of FNB (excluding any employee of FNB who is a party to an employment agreement, change-in-control agreement or any other agreement that provides for severance payments) whose employment is terminated by FNB prior to the Effective Time at the request of Citizens or by Citizens within one year beyond the Effective Time because the employee's position is eliminated or the employee is not offered or retained in comparable employment (i.e., a position with no reduction in base pay, or scheduled hours, and where the employee is not required to commute more than 30 additional miles than the employee's present commute), excluding any employee who has accepted an offer from Citizens of noncomparable employment and also excluding any employee whose employment is terminated for “cause” (as defined below). The severance pay to be provided by FNB or Citizens under this provision shall equal two weeks “base pay” (as defined below) for each full year of service (including service with FNB and Citizens and any subsidiary of each), with a minimum of two (2) weeks and a maximum of twenty-six (26) weeks of base pay.  For purposes of this provision, the term “base pay” means (A) with respect to a salaried employee, the employee's annual base salary prior to any pre-tax deductions, and (B) with respect to an hourly employee, the employee's total scheduled hours (prorated, as appropriate) prior to any pre-tax deductions for the twelve (12) full calendar months preceding the month in which the Effective Time occurs, including base salary and overtime pay.  Also, for purposes of this provision, the term “cause” means termination because of material neglect of or material refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee's reasonable control, any duty or responsibility as an employee of FNB or Citizens; dishonesty with respect to FNB or Citizens or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of FNB or Citizens. The foregoing definition of “cause” is in no way intended to limit or qualify the right of FNB or Citizens to terminate any person's employment for any reason. Employees receiving severance payments will be required to execute appropriate release of claims documents.

7.9.4 Citizens shall honor the terms of the First National Bank of Fredericksburg Salary Continuation Plan.  The estimated amounts payable under such salary continuation plan are provided in the FNB Benefits Schedule.

7.9.5 Citizens shall honor the terms of any split-dollar life insurance agreement entered into with any employee or director of FNB and listed on FNB Disclosure Schedule 4.13.1.

7.9.6 In the event of any termination of any FNB health plan or consolidation of any such plan with any Citizens or First Citizens health plan, Citizens shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Citizens and First Citizens employees.  Unless a Continuing Employee affirmatively terminates coverage under a FNB health plan prior to the time that such Continuing Employee becomes eligible to participate in the Citizens health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the FNB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Citizens or First Citizens and their dependents.  In the event of a termination or consolidation of any FNB health plan, terminated employees of FNB and qualified beneficiaries will have the right to continued coverage under group health plans of Citizens in accordance with COBRA.

7.9.7 Corporate Governance.

(A) In addition to the obligations of First Citizens set forth in Section 2.4, Citizens shall take all appropriate action, prior to the Closing Date, so that effective immediately after the Effective Time, the same individual contemplated by Section 2.4 shall be appointed and elected to the Board of Directors of Citizens.  If the term of the class of directors to which such individual is appointed and elected shall expire within three (3) years of the Effective Time, Citizens agrees to cause such individual to be nominated and recommended for election by the shareholders at the next election of directors to such class of directors, provided such individual continues to meet the director eligibility requirements set forth in Citizens’ articles of incorporation, bylaws, and other corporate governance documents, if any.

(B) Citizens will establish a regional advisory board (the “Advisory Board”) and will consult with the FNB Board of Directors about the composition of the Advisory Board.

7.9.8 Retention Pool.  Citizens shall establish a retention pool of up to $50,000 from which to pay retention bonuses to Continuing Employees who remain employed by Citizens or First Citizens after the Closing Date for a period not to exceed six (6) months.  Citizens and FNB shall mutually agree upon which FNB employees will be eligible to receive a retention bonus, the amount of each such retention bonus, as well as the date through which each such employee must remain employed to be eligible to receive the bonus.  Citizens or First Citizens will pay such retention bonuses on the first pay period following the date through which the employee was required to be employed in order to be eligible to receive the bonus.

7.10 Directors and Officers Indemnification and Insurance.

7.10.1 For six (6) years following the Effective Time, Citizens shall maintain directors’ and officers’ liability insurance covering the persons who are presently covered by FNB’s current directors’ and officers’ liability insurance policy with respect to actions, omissions, events or matters occurring prior to the Effective Time on terms which are at least substantially equivalent to the terms of said current policy; provided, however, that in no event shall Citizens be required to expend annually pursuant to this Section 7.10.1 more than an amount equal to 150% of the current annual amount expended by FNB with respect to such insurance, as set forth on FNB Disclosure Schedule 7.10.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Citizens shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount.  In lieu of the foregoing, Citizens, or FNB upon the consent of Citizens, which consent will not be unreasonably withheld, may obtain at or prior to the Effective Time a prepaid “tail” policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 150% of the annual premium most recently paid by FNB.  In connection with the foregoing, FNB agrees in order for Citizens to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.10.2 In addition to Section 7.10.1, Citizens shall, from and for six (6) years following the Effective Time, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of FNB (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FNB (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Citizens, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of FNB or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time.  Any Indemnified Party wishing to claim indemnification under this Section 7.10.2 upon learning of any Claim, shall notify Citizens (but the failure so to notify Citizens shall not relieve it from any liability which it may have under this Section 7.10.2, except to the extent such failure materially prejudices Citizens).  In the event of any such Claim (whether arising before or after the Effective Time) (1) Citizens shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Citizens shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Citizens elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Citizens and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Citizens shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Citizens shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) Citizens shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Citizens shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.10.3 If either Citizens or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Citizens shall assume the obligations set forth in this Section 7.10.

7.10.4 The obligations of Citizens provided under this Section 7.10 are intended to be enforceable against Citizens directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Citizens.

7.11 Reservation of Stock.

Citizens agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Citizens Common Stock to fulfill its obligations under this Agreement.

7.12 Communications to FNB Employees; Training.

Citizens and FNB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of FNB shall be held at such locations as Citizens and FNB shall mutually agree, provided that representatives of FNB shall be permitted to attend such meetings.  Citizens and FNB shall mutually agree in advance as to the scope and content of all communications to the employees of FNB regarding this Agreement and the transactions contemplated thereunder.  At mutually agreed upon times following execution of this Agreement, representatives of Citizens shall be permitted to meet with the employees of FNB to discuss employment opportunities with Citizens, provided that representatives of FNB shall be permitted to attend any such meeting.  From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the FNB Stockholder Approval (disregarding any waiting period) have been obtained, Citizens shall also be permitted to conduct training sessions outside of normal business hours or at other times as FNB may agree, with the employees of FNB and may conduct such training seminars at any branch location of FNB; provided that Citizens will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with FNB’s normal business operations.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1 Meeting of Stockholders.

FNB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger (the “FNB Stockholders Meeting”), except as otherwise provided in this section, (ii) subject to the following sentence, in connection with the solicitation of proxies with respect to the FNB Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the FNB stockholders; and (iii) cooperate and consult with Citizens with respect to each of the foregoing matters.  The Board of Directors of FNB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would reasonably be likely to constitute a breach of the fiduciary duties of such directors under applicable law.

8.2 Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1 For the purposes of (i) registering Citizens Common Stock to be offered to holders of FNB Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the FNB Stockholders Meeting, Citizens shall prepare, and FNB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FNB to the FNB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Citizens shall provide FNB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC.  Each of Citizens and FNB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FNB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders.  Citizens shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FNB shall furnish all information concerning FNB and the holders of FNB Common Stock as may be reasonably requested in connection with any such action.

8.2.2 Citizens shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  Citizens will advise FNB promptly after Citizens receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Citizens Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Citizens will provide FNB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FNB may reasonably request.

8.2.3 FNB and Citizens shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, FNB shall cooperate with Citizens in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Citizens shall file an amended Merger Registration Statement with the SEC, and FNB shall mail an amended Proxy Statement-Prospectus to its stockholders.

8.3 Regulatory Approvals.

Each of FNB and Citizens will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement.  FNB and Citizens will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FNB or Citizens to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. FNB shall have the right to review and approve in advance all characterizations of the information relating to FNB which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  In addition, FNB and Citizens shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing.  Each of FNB and Citizens will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Stockholder Approval.  This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite vote of the stockholders of FNB.

9.1.2 Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals.  All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on Citizens or FNB.

9.1.4 Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Citizens Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.2 Conditions to the Obligations of Citizens under this Agreement.

The obligations of Citizens and First Citizens to affect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by Citizens:

9.2.1 Representations and Warranties.  Each of the representations and warranties of FNB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and FNB shall have delivered to Citizens a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FNB as of the Closing Date.

9.2.2 Agreements and Covenants.  FNB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Citizens shall have received a certificate signed on behalf of FNB by the Chief Executive Officer and Chief Financial Officer of FNB to such effect dated as of the Closing Date.

9.2.3 No Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on FNB.

9.2.4 Tax Opinion.  Citizens and First Citizens shall have received an opinion of Luse Gorman, PC, counsel to Citizens and First Citizens, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Citizens, First Citizens and FNB, reasonably satisfactory in form and substance to such counsel.

9.3 Conditions to the Obligations of FNB under this Agreement.

The obligations of FNB to affect the Closing shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date, unless waived by FNB:

9.3.1 Representations and Warranties.  Each of the representations and warranties of Citizens set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and Citizens shall have delivered to FNB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Citizens as of the Closing Date.

9.3.2 Agreements and Covenants.  Citizens and First Citizens shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FNB shall have received a certificate signed on behalf of Citizens by the Chief Executive Officer and Chief Financial Officer of Citizens to such effect dated as of the Closing Date.

9.3.3 No Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on Citizens.

9.3.4 Tax Opinion.  FNB shall have received an opinion of Rhoads & Sinon LLP, counsel to FNB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Citizens, First Citizens and FNB, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of FNB (except as otherwise indicated below):

10.1.1 By the mutual written agreement of Citizens and First Citizens, on the one hand, and FNB, on the other hand;

10.1.2 By either Citizens and First Citizens, on the one hand, or FNB, on the other hand (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FNB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Citizens);

10.1.3 By either Citizens and First Citizens, on the one hand, or FNB, on the other hand (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FNB) or Section 9.3.2 (in the case of a breach of covenant by Citizens);

10.1.4 By either Citizens and First Citizens, on the one hand, or FNB, on the other hand, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Citizens and First Citizens, on the one hand, and FNB, on the other hand; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5 By either Citizens and First Citizens, on the one hand, or FNB, on the other hand, if the stockholders of FNB shall have voted at the FNB Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6 By either Citizens and First Citizens, on the one hand, or FNB, on the other hand, if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7 By Citizens and First Citizens, if FNB has received a Superior Proposal and FNB has entered into an acquisition agreement with respect to the Superior Proposal or the Board of Directors of FNB has withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to Citizens an First Citizens.

10.1.8 By FNB, if FNB has received a Superior Proposal and the Board of Directors of FNB has made a determination to accept such Superior Proposal; provided that FNB shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following Citizens’ receipt of written notice advising Citizens that FNB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether FNB intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”).  After providing such Notice of Superior Proposal, FNB shall provide a reasonable opportunity to Citizens during the five (5)-day period to make such adjustments in the terms and conditions of this Agreement as would enable FNB to proceed with the Merger on such adjusted terms.  Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and FNB shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9 By the Board of Directors of FNB if it so determines by a majority vote of the members of the entire Board of Directors of FNB, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date only if both of the following conditions are satisfied:

(A)       The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Citizens Ratio”) shall be less than 0.80; and

(B)       (x) the Citizens Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B) (y) (such number in this clause (B) (y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”); subject, however, to the following three sentences. If FNB elects to exercise its termination right pursuant to this Section 10.1.9, it shall give written notice to Citizens (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Citizens shall have the option to increase the consideration to be received by the holders of FNB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth), or by providing, in whole or in part, the cash equivalent thereof (at the option of Citizens), to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Citizens Ratio. If Citizens so elects within such five-day period, it shall give prompt written notice to FNB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 10.1.9 the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Citizens Common Stock as reported on OTC Pink Market for the twenty (20) consecutive full trading days on which such shares are actually traded on the OTC Pink Market ending at the close of trading on the Determination Date.

“Determination Date” shall mean the later of (i) the first date on which all Requisite Regulatory Approvals (and waivers, if applicable, necessary for consummation of the Merger have been received (disregarding any waiting period), or (ii) the date of the FNB Stockholders Meeting.

“Final Index Price” means the sum of the Final Prices, as adjusted for the index weighting, of each company comprising the Index Group.

“Final Price” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“Index Group” means the SNL US Bank $500 Million to $1 Billion Index.

“Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group, as adjusted for the index weighting.

“Starting Date” shall mean May 21, 2015.

“Starting Price” means $50.00, adjusted in the same manner provided for the Index Group in the penultimate sentence of this Section 10.1.9.

If any company belonging to the Index Group declares or affects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9.  If a company belonging to the Index Group announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index Group and the relative weighting of the companies remaining in the Index Group shall be appropriately adjusted.

10.2 Effect of Termination.

10.2.1 If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C) As a condition to and in order to induce Citizens to enter into this Agreement, and to reimburse Citizens for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FNB hereby agrees to pay Citizens, and Citizens shall be entitled to payment of, $1,000,000 (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by Citizens, as applicable, following the occurrence of any of the events set forth below:

(i) FNB terminates this Agreement pursuant to Section 10.1.8 or Citizens terminates this Agreement pursuant to Section 10.1.7; or

(ii) In the event that (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of FNB, (b) thereafter, this Agreement is terminated (1) by Citizens pursuant to Section 10.1.2 or 10.1.3 because of a breach by FNB; (2) by Citizens pursuant to Section 10.1.4; or (3) by Citizens or FNB pursuant to Section 10.1.5 because of the failure of the stockholders of FNB to approve this Agreement at the FNB Stockholders Meeting and (c) within one (1) year after such termination, FNB enters into a definitive agreement relating to an Acquisition Proposal or the consummates an Acquisition Proposal.

(D) The parties acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  The amounts payable by FNB pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of Citizens if this Agreement is terminated on the bases specified in such section.

10.3 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of FNB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of FNB, there may not be, without further approval of such stockholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to FNB’s stockholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI

MISCELLANEOUS

11.1 Confidentiality.

Except as specifically set forth herein, Citizens and FNB mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement.  The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2 Public Announcements.

FNB and Citizens shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FNB nor Citizens shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to FNB, to:	Rodney P. Seidel
President and Chief Executive Officer
The First National Bank of Fredericksburg
3016 South Pine Grove Street
Fredericksburg, Pennsylvania 17026

With required copies to:	Dean H. Dusinberre, Esq.
Rhoads & Sinon LLP
One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17108

If to Citizens and First Citizens, to:	Randall E. Black
President and Chief Executive Officer
Citizens Financial Services, Inc.
15 South Main Street
Mansfield, Pennsylvania 16933

With required copies to:	Victor L. Cangelosi, Esq.
Thomas P. Hutton, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5 Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for Sections 7.9 and 7.10 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy of a signature page shall be deemed to be an original signature page.

11.8 Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

11.10 Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11 Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

11.12 Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer

FIRST CITIZENS COMMUNITY BANK

By:	/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer

THE FIRST NATIONAL BANK OF FREDERICKSBURG

By:	/s/ Rodney P. Seidel
Rodney P. Seidel
President and Chief Executive Officer